MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

RCI REALTY, LLC

as Seller

and

SERIES B, LLC

as Buyer

February 20, 2007

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of February 20, 2007 (the “Effective Date”).
PARTIES:

This Master Purchase Agreement and Escrow Instructions is between RCI REALTY, LLC, a Georgia limited liability company, as “Seller”, and SERIES B, LLC, an Arizona limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of those certain parcels of improved property listed by address on Exhibit A attached hereto, and legally described on Exhibit A-1 attached hereto (each a “Parcel” and collectively, the “Parcels”);

WHEREAS, as of the Effective Date, each Parcel is improved with a building (each, a “Building” and, collectively, the “Buildings”). Each Parcel, the Building and the improvements to such Parcel (collectively, the “Improvements”) and the personal property, if any, of Seller located on such Parcel are hereinafter collectively referred to as a “Property”. All Parcels, Buildings, Improvements and the personal property, if any, of Seller located on the Parcels are hereinafter collectively referred to as the “Properties”. (If a Property becomes a Removed Property pursuant to Section 6(b), 6(c), 6(d), 7(c), 12 or 19, such Property shall thereafter be deemed to be excluded from the term “Properties” and “Property” as used in this Agreement.);

WHEREAS, Buyer desires to purchase the Properties from Seller and Seller desires to sell the Properties to Buyer free and clear of all liens, all as more particularly set forth in this Master Purchase Agreement and Escrow Instructions (the “Agreement”); and

WHEREAS, at COE (as hereinafter defined), Seller desires to terminate its existing leases of the Properties (the “Existing Leases”) to Seller’s affiliate, Restaurant Concepts II, LLC, a Georgia limited liability company (“Tenant”), and Buyer desires to lease the Properties to Tenant in accordance with three (3) new master leases, the form of which will be negotiated by Seller, Buyer and Tenant prior to the end of the Study Period (as hereinafter defined) (each, a “Lease” and, collectively, the “Leases”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.            INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2.            BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Properties subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3.	INCLUSIONS IN PROPERTIES.
(a)	The Properties. The term “Properties” shall also include the following:

(1)         all tenements, hereditaments and appurtenances pertaining to the Parcels;

(2)         all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Parcels;

(3)	all interest, if any, of Seller in any road adjoining the Parcels;

(4)         all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Properties or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

(5)         all of Seller’s interest in the Buildings, the Improvements and any other improvements and fixtures on the Parcels;

(6)         all of Seller’s interest, to the extent transferable, in all permits and licenses (collectively, the “Permits”), warranties (specifically including, without limitation, any warranty related to the roof of each Building), contractual rights and intangibles (including rights, if any, and to the extent transferable to the architectural/engineering plans) with respect to the operation, maintenance, repair or improvement of the Properties (collectively, the “Contracts”).

(b)         The Transfer Documents. Except for the Permits and Contracts, which are to be transferred by that certain assignment agreement, a specimen of which is attached hereto as Exhibit B (the “Assignment Agreement”); all components of each of the Properties shall be transferred and conveyed by execution and delivery by Seller of a special warranty deed, a non-state specific specimen of which is attached hereto as Exhibit C (each, a “Deed”). The Assignment Agreement and each Deed are hereinafter collectively referred to as the “Transfer Documents”.

4.            PURCHASE PRICE. The aggregate price to be paid by Buyer to Seller for the Properties is SIXTY FIVE MILLION and NO/100 Dollars ($65,000,000.00) (the “Purchase Price”), which is payable as follows:

(a)         Five Hundred Thousand and No/100 Dollars ($500,000.00) earnest money (the “Earnest Money Deposit”) to be deposited in escrow with Lawyers Title Insurance Corporation, 1850 North Central Avenue, Suite 300, Phoenix, Arizona 85004, Attention: Mr. Allen Brown (“Escrow Agent”) not later than two (2) business days following the receipt by

Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”);

(b)          Five Hundred Thousand and No/100 Dollars ($500,000.00) additional earnest money to be deposited in escrow with Escrow Agent two (2) business days after the expiration of the Study Period (defined below). For purposes of this Agreement, the additional earnest money deposit shall be added to and become a part of the Earnest Money Deposit; and

(c)         Such amounts, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), set forth in one or more settlement or closing statements prepared by Escrow Agent and approved by Buyer and Seller in connection with COE of each of the Properties purchased by Buyer from Seller pursuant to this Agreement, to be deposited in escrow with Escrow Agent on or before COE as to such Properties (the “Additional Funds”) which is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5.            DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit and interest thereon shall be applied as follows:

(a)         if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit and all interest earned to the effective date of withdrawal shall be paid immediately to Buyer;

(b)         if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit and all interest earned to the date of withdrawal shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c)         if escrow closes, the Earnest Money Deposit and all interest earned to COE shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

On and after the expiration of the Study Period, unless the Buyer terminates this Agreement as herein provided, the Earnest Money Deposit shall be deemed “at-risk” and not refundable to Buyer except as expressly provided in this Agreement.

6.            PRELIMINARY TITLE REPORT AND OBJECTIONS. (a) Within fifteen (15) business days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (each, a “Report” and, collectively, the “Reports”) for an ALTA extended coverage title insurance policy (each, an “Owner’s Policy” and, collectively, the “Owner’s Policies”) on each of the Properties to Buyer and Seller. Each Report shall show the status of title to the applicable Property as of the date of such Report and shall also describe the requirements of

Escrow Agent for the issuance of an Owner’s Policy corresponding to such Property as described herein. The cost of a standard Owner’s Policy corresponding to each of the Properties will be paid for by Seller; Buyer shall pay additional costs for extended coverage policies and any endorsements requested by Buyer. In addition to the Reports, Escrow Agent shall simultaneously deliver to Buyer complete, legible copies of all documents identified in Part Two of Schedule B of each Report.

(b)          If Buyer is dissatisfied with any exception to title as shown in any Report (each such Report, an “Objectionable Report”), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before expiration of the Study Period (as defined below) or ten (10) days from Buyer’s receipt of such Objectionable Report, whichever is later (provided, however, Buyer shall have not less than ten (10) days from its receipt of the Survey (as defined in Section 9 below) corresponding to each Property to object to any matters disclosed on or by such Survey that were not previously disclosed by seller’s existing survey corresponding to such Property), either (i) terminate this Agreement with respect to the Property corresponding to such Objectionable Report (each such Property, a “Removed Property”), or (ii) Buyer may provisionally accept the title to such Property corresponding to such Objectionable Report subject to Seller’s agreement to cause the removal of any disapproved exceptions or objections at or prior to COE, in which case Seller shall (at its sole cost) remove the exceptions or objections (or, if acceptable to Buyer, obtain title insurance endorsements over the exceptions and objections) at or prior to COE.

If Buyer gives notice to Seller of its election of option (ii) above, Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval of any exceptions or objectionable matters whether Seller intends to remove (or endorse over) any such exception and/or objectionable matter. Seller’s lack of response shall be deemed to be Seller’s election not to remove the objectionable exceptions (or obtain title insurance endorsements over said exceptions and objections, if acceptable to Buyer) at or prior to COE, in which event Buyer shall be deemed to have elected to terminate this Agreement as provided in subpart b (i) above, unless Buyer waives such objections within fifteen (15) days following Buyer’s delivery of such notice.

(c)          In the event any Report is amended (each such Report, an “Amended Report”) to include new exceptions that are not set forth in the prior Report corresponding to the same Property, Buyer shall have until the later of (i) the expiration of the Study Period, or (ii) the date seven (7) days after Buyer’s receipt of both such Amended Report and copies of the documents identified in the new exceptions or new requirements (provided, however, Buyer shall have not less than five (5) days from its receipt of any Survey revised to reflect any such new exceptions to object to any matters disclosed on or by such revised Survey related to such new exceptions), within which to either (Y) remove the Property corresponding to such Amended Report from this Agreement as set forth in Section 6(b) above (each, a “Removed Property”) or (Z) to provisionally accept the title to such Property corresponding to such Amended Report subject to Seller’s agreement to cause the removal of any disapproved exceptions or objections, as described in subsection (b) above.

(d)          In the event Buyer provisionally accepts title to a Property corresponding to either an Objectionable Report and/or an Amended Report pursuant to Sections 6(b) and/or

6(c) above, if Seller serves notice to Buyer that Seller does not intend to remove such exceptions and/or objections from an Objectionable Report and/or an Amended Report, as applicable, before COE or if Seller is deemed to have elected not to remove such exceptions and/or objections as provided above, Buyer shall, within ten (10) days after receipt of such notice from Seller (or fifteen (15) days following Buyer’s delivery of notice as the case may be), notify Seller and Escrow Agent in writing of Buyer’s election to either (i) remove the Property corresponding to such Objectionable Report and/or such Amended Report as set forth in Section 6(a) above (each, a “Removed Property”), or (ii) waive such objections. If written notice of either satisfaction or dissatisfaction as to any Report is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property corresponding to each such Report, and shall have elected to remove the Property corresponding to each such Report from this Agreement as set forth in Section 6(a) above (each, a “Removed Property”).

(e)          The Purchase Price shall be reduced by the amount corresponding to the amount to be allocated to each Removed Property for title insurance purposes as set forth on Exhibit A attached hereto.

7.	BUYER’S STUDY PERIOD.

(a)         The Study Period. Buyer shall have until the later of 5:00 p.m. MST on the thirtieth (30th) day after the Opening of Escrow (as hereinafter defined) (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring each of the Properties, including, without limitation, Buyer’s right to: (i) review and approve each Survey, each Lease, Seller’s operating statements with respect to each of the Properties, and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of each of the Properties (collectively, “Buyer’s Diligence”).

(b)         Right of Entry. Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon each of the Properties, at any time or times during the Study Period, to conduct Buyer’s Diligence, subject the following limitations. Buyer understands and agrees that any on-site inspections for each of the Properties shall be conducted during normal business hours, upon reasonable prior notice to Seller and coordination with Seller and Tenant so as to minimize disruption of Tenant’s operation of its business. Seller may accompany Buyer during its on-site inspections of the Properties, and Seller agrees not to unreasonably interfere with Buyer’s inspections as carried out pursuant to this Section. The inspections under this Section may include: (i) building inspection, including, asbestos testing, (ii) a non-invasive Phase I environmental inspection of the Property, and (iii) invasive Geo-Technical evaluations and samplings which do not test for hazardous materials. If Buyer desires to do any other invasive testing, sampling or drilling at the Property, Buyer shall do so only after notifying Seller and obtaining Seller’s prior consent thereto, which consent may be granted or withheld in Seller’s reasonable discretion and may be subject to any terms and conditions imposed by Seller in its reasonable discretion. Buyer shall promptly restore any affected part of the Property which is subjected to any such invasive testing, sampling, or drilling, or otherwise affected by Buyer’s inspection, to substantially the same condition which existed prior to any such inspections, tests, sampling or drilling, at Buyer’s sole cost and expense. Buyer agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries arising out of or resulting from the inspection of the Property by Buyer or its agents. Buyer shall maintain commercial general liability insurance with a reputable insurer, providing minimum limits of liability of One Million Dollars ($1,000,000) per occurrence. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

(c)         Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period, of Buyer’s acceptance as to some or all of the Properties and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled as to all of the Properties and the Earnest Money Deposit plus all interest accrued thereon shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In the event Buyer notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period, of Buyer’s acceptance, as to some, but less than all, of the Properties and waiver of the contingencies as set forth in this Section 7, this Agreement shall terminate with respect to each of the Properties not specifically accepted by Buyer in such notice (each, a “Removed Property”) and the Purchase Price shall be reduced by the amount corresponding to such Removed Property as set forth in Exhibit A attached hereto, and this Agreement shall continue in full force and effect with respect to the other Properties.

(d)         Leases.                 Seller, Buyer and Tenant shall endeavor in good faith to agree upon the form of the Leases during the Study Period. The Leases will be triple net leases, with a starting annual base rent in the aggregate for all Properties of $4,743,000. To the extent any Property becomes a Removed Property, the starting aggregate annual base rent for all remaining Properties shall be reduced so that it equals 7.30% of the Purchase Price for the remaining Properties). The Leases will have a 20 year primary term and 3 five-year renewal options. Annual base rent shall increase by 8% at the commencement of year 6, 9% at the commencement of year 11, and 10% at the commencement of year 16. To the extent the renewal options are exercised, annual base rent shall increase by 10% at the commencement of each renewal term. All rent increases shall be compounded. The Leases shall not be cross-defaulted with one another. If Seller, Buyer and Tenant are unable to agree upon the form of the Leases during the Study Period, upon notice delivered by either Buyer or Seller, this Agreement shall be canceled as to all of the Properties and the Earnest Money Deposit plus all interest accrued thereon shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

8.	DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a)         Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow all relevant and material information in Seller’s or Tenant’s possession and control relating to the leasing, operating, maintenance, construction (including the Certificate of Occupancy for each of the Properties), repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests, master planning, architectural drawings and like matters regarding each of the Properties (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The foregoing deliveries shall include, but not be limited to, copies of all: (i) profit and loss statement for each of the Properties for the last twenty-four (24) months; (ii) a detailed listing of all capital expenditures on each of the Properties for the last thirty-six (36) months; (iii) the maintenance history of each of the Properties for the last twenty-four (24) months; (iv) current maintenance, management, and listing contracts for each of the Properties including any amendments thereto; (v) a list of all claims or suits by or against Seller or Tenant regarding any of the Properties for the last thirty-six (36) months; (vi) any appraisals of any of the Properties or any part thereof; (vii) the site plan with respect to each of the Properties; (viii) copies of all Contracts (including, without limitation, all warranties) and Permits; (ix) copies of existing title policies, as-built surveys and Phase I environmental reports with respect to each of the Properties, to the extent all of the foregoing items specified in subpart (i) through (ix) are presently in Seller’s or Tenant’s possession and control; and (x) any other documents or other information in the possession or control of Seller, Tenant or their respective agents pertaining to the Properties that Buyer may reasonably request in writing.

(b)         Delivery by Buyer. If this Agreement is canceled as to all of the Properties for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller, at Seller’s option, copies of those investigations, studies and/or tests which Buyer may have elected to obtain, provided, however, that Seller shall reimburse Buyer for the actual costs incurred by Buyer in obtaining such investigations, studies and tests. In addition, Buyer shall return to Seller all of the materials delivered by Seller pursuant to Section 8(a) above. This provision shall survive any cancellation or termination of this Agreement.

9.            THE SURVEYS. Buyer, at Buyer’s cost, shall, within twenty (20) business days of Opening of Escrow, cause a surveyor licensed in the State in which the applicable Property is located to complete and deliver to Escrow Agent and Buyer a current, certified ALTA survey of the Parcel, Building and Improvements comprising each of the Properties (each, a “Survey” and, collectively, the “Surveys”), whereupon the legal descriptions in the Surveys shall control over the descriptions in Exhibit A-1 attached hereto to the extent they may be inconsistent. At Seller’s election, however, Seller may deliver quitclaim deeds to Buyer including the Properties using the legal description obtained from the Surveys, and the Deeds shall in such event include legal descriptions used on Seller’s title insurance policies. Each Survey shall set forth the legal description and boundaries of the applicable Parcel and all easements, encroachments and improvements thereon.

10.          IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Earnest Money Deposit and/or the Additional Funds, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11.          DELIVERY OF POSSESSION. Seller shall deliver possession of each of the Properties to Buyer at COE subject only to the rights of Tenant under each of the Leases as approved by Buyer as part of Buyer’s Diligence. At or prior to COE, Seller shall deliver to Buyer copies of executed terminations of the Existing Leases between Seller and Tenant in a form reasonably acceptable to Buyer.

12.          BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a)         the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b)         the issuance of the Owner’s Policies (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

(c)         the deposit by Seller with Buyer not later than five (5) business days prior to COE of (i) original estoppel certificates executed by Tenant with respect to each of the Leases naming Buyer (or its designee) and Buyer’s lender, and their successors and assigns, as addressees, which certificates must be reasonably acceptable to Buyer, and, (ii) original subordination, non-disturbance and attornment agreements executed by Tenant with respect to each of the Leases in form and substance reasonably acceptable to Tenant, for the benefit of Buyer’s lender, with such form of agreement to be agreed upon prior to the expiration of the Study Period;

(d)         the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from each of the Owner’s Policies;

(e)          delivery of the SEC Filing Information (as hereinafter defined) and the SEC Filings Letter (as hereinafter defined) by Seller to Buyer not less than five (5) days prior to COE;

(f)           delivery to Buyer of copies of executed terminations of the Existing Leases between Seller and Tenant in a form reasonably acceptable to Buyer;

(g)          delivery to Buyer of the original Leases with respect to the Properties executed by Tenant and in the form agreed upon prior to the end of the Study Period; and

(h)          delivery to Buyer of originals of the Contracts and Permits, if any, in the possession of Seller or Seller’s agents, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance with respect to each of the Properties.

If the foregoing conditions have not been satisfied as to any Property by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement as it relates to such Property (each such Property, a “Removed Property”), whereupon the Purchase Price shall be reduced by the amount corresponding to such Property as set forth on Exhibit A attached hereto and this Agreement shall continue in full force and effect as to all remaining Properties, or (ii) extend such specified date or COE, as applicable, for such Properties or all the Properties, at Buyer’s option, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions, provided, however, that such amount of time shall not exceed thirty (30) days following the originally scheduled COE date. In the event this Agreement is canceled for all of the Properties, the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

13.          SELLER’S WARRANTIES. Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(a)         there are no unrecorded leases (other than the Existing Leases, which will be terminated at or prior to COE and the Leases to be entered into at COE), liens or encumbrances by or against Seller which may affect title to any of the Properties;

(b)         to Seller’s knowledge, no notice of violation has been issued (and not previously cured) with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of any of the Properties by any person, authority or agency having jurisdiction;

(c)         to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against any of the Properties which will result in a lien upon any of the Properties;

(d)         to Seller’s knowledge, other than the notice of a partial condemnation received by Seller from the Georgia Department of Transportation with respect to the Property located in Savannah, Georgia there is no impending or contemplated condemnation or taking by inverse condemnation of any of the Properties, or any portion thereof, by any governmental authorities;

(e)         there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any material manner affecting any of the Properties, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller (the foregoing averment does not extend to or include tax appeals, garnishments, employment claims or other suits or claims which only indirectly relate to the Properties);

(f)          Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell any of the Properties, or any portion thereof, to a third party and Seller will not enter into nor execute any such agreement without Buyer’s prior written consent;

(g)         Seller has not and will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any of the Properties, or any portion thereof, or its potential use, and, to Seller’s knowledge, after due inquiry, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(h)         this transaction will not in any way violate any other agreements to which Seller is a party;

(i)          Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

(j)          to Seller’s knowledge, no default of Seller exists under any of the Contracts and, to Seller’s knowledge, no default of any of the other parties exists under any of the Contracts;

(k)          no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(l)          except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of any of the Properties up to COE shall be paid in full by Seller;

(m)        all general real estate taxes, assessments and personal property taxes that have become due with respect to any of the Properties (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

(n)         between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to any of the Properties;

(o)          Seller agrees that, between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1)         continue to operate each of the Properties as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller;

(2)         maintain or cause Tenant to maintain each of the Properties in its current condition and perform required and routine maintenance and make replacements of each part of the Properties that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or disfunctioning portion of any of the Properties that is tangible property (whether real or personal) as the relevant conditions require;

(3)         pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Properties up to COE;

(4)         comply or cause Tenant to comply with all governmental requirements applicable to the Properties;

(5)         except as required by a governmental agency, not place or permit to be placed on any portion of any of the Properties any new improvements of any kind or remove or permit any improvements to be removed from any of the Properties without the prior written consent of Buyer;

(6)         not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of any of the Properties without Buyer’s prior written consent; and

(7)         without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon any of the Properties or any portion thereof that effects title thereto;

(p)         Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about any of the Properties of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(q)         to Seller’s actual knowledge, there is not now, nor has there ever been, on or in any of the Properties or any portion thereof underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Seller hereby assigns to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about any of the Properties (including Hazardous Materials released on any of the Properties prior to COE and continuing in existence on any of the Properties at COE);

(r)          to Seller’s knowledge, there are no proceedings pending for the increase of the assessed valuation of any of the Properties or any portion thereof;

(s)         should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing;

(t)          the execution, delivery and performance of this Agreement and the Transfer Documents, specimens of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound;

(u)         at COE, all personal property located at the Properties (excluding fixtures, which will be conveyed to Buyer at COE pursuant to each Deed) shall be owned by Tenant;

(v)         all representations made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties. Seller’s indemnity and hold harmless obligations shall survive COE. “To Seller’s knowledge” as used herein shall mean the actual knowledge of Seller’s managers and shall not be deemed to include constructive or implied knowledge; and

(w)        notwithstanding any of the foregoing representations and warranties, Seller has expressly disclosed to Buyer the fact that the Properties located in 3229 Gentian Boulevard, Columbus, Georgia, 2574 Riverside Drive, Macon, Georgia, 14091 East Iliff Avenue, Aurora, Colorado, and 5250 South Wadsworth, Littleton, Colorado, are not owned by Seller, but are owned by related parties to Seller. Seller shall serve as agent for such owners and shall cause such owners to deliver the Deeds and as applicable, all other Transfer Documents at COE. In addition, Seller has disclosed to Buyer that the Property in Columbus, Georgia referenced above includes an exclusive parking lot lease, dated September 29, 1992 (the “Parking Lot Lease”), which Parking Lot Lease is necessary in order to operate an Applebee’s restaurant on the Property. At COE, Seller, as the current tenant, shall assign its rights under the Parking Lot Lease to Buyer, and Buyer shall sublease the applicable premises to Tenant pursuant to the Lease covering such Property. At or prior to COE, Seller or Tenant shall obtain from the landlord(s) under the Parking Lot Lease (i) a consent to such assignment and subletting, (ii) a clean estoppel certificate with respect to such Parking Lot Lease, and (iii) a consent to Buyer granting its lender a leasehold mortgage against such Parking Lot Lease, which consent will grant such lender customary and reasonable leasehold mortgagee rights and protections as may be required by such lender.

Seller has further disclosed to Buyer the existing leasehold mortgages by which the Tenant has conveyed its interest under the Existing Leases for each of the Properties located in Columbus, Georgia, Macon, Georgia and Aurora, Colorado referenced above as security for loans made by Peachtree Franchise Finance Corporation, as mortgagee (“Leasehold Mortgagee”). Seller and Tenant have requested that Leasehold Mortgagee agree to a substitution of collateral for such three (3) Properties. In the event Leasehold Mortgagee fails to release such interest, Buyer agrees that it may be required to consent to the continuance of leasehold mortgages with respect to such three (3) Properties, but subject to the terms and conditions of the Leases.

14.          BUYER’S WARRANTIES.   Buyer hereby represents to Seller as of the Effective Date and again as of COE that:

(a)         Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

(b)         there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, specimens of which are attached hereto as Exhibits;

(c)         the execution, delivery and performance of this Agreement and the Transfer Documents, specimens of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound;

(d)         should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing; and

(e)         all representations made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties. Buyer’s indemnity and hold harmless obligations shall survive COE.

15.          SELLER’S TERMINATION RIGHT. Notwithstanding any contrary provision contained in this Agreement, Seller shall the right to terminate this Agreement as to all of the Properties by notice given to Buyer within three (3) business days after each Trigger Date (each, a “Termination Deadline”). As used herein, the term “Trigger Date” shall mean the (i) Initial Trigger Date, and (ii) the Subsequent Trigger Dates. The term “Initial Trigger Date” shall mean the date if any, on which the number of Removed Properties pursuant to Section 6(b), 6(c), 6(d), 7(c), 12 or 19 shall reach three (3) Properties in the aggregate. The term “Subsequent Trigger Dates” shall mean each date subsequent to the Initial Trigger Date on which a Property is removed pursuant to Section 6(b), 6(c), 6(d), 7(c), 12 or 19. If this Agreement is so terminated, the Earnest Money Deposit plus all interest accrued thereon shall be returned immediately to Buyer, and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. Seller’s failure to terminate this Agreement by any Termination Deadline shall be deemed to be a waiver of Seller’s right to terminate this Agreement with respect to the corresponding Trigger Date.

16.          BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a)         the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except that Buyer has dealt with R&R Capital (“Buyer’s Broker”);

(b)         if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Buyer’s Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c)         Buyer shall be responsible for payment of any fees due Buyer’s Broker pursuant to a separate agreement between Buyer and Buyer’s Broker.

17.          CLOSE OF ESCROW. COE as to each of the Properties shall be on or before 5:00 p.m. MST on the thirtieth (30th) day after the expiration of the Study Period (as such Study Period may be extended pursuant to Section 6(b) hereof) or such earlier date as Buyer may choose by giving written notice thereof to Seller and Escrow Agent. If Seller is not able to satisfy the conditions set forth in Section 12 by the scheduled date of COE, Buyer shall have the right to extend the COE date for up to thirty (30) days as contemplated by Section 12. If Seller is able to satisfy the conditions set forth in Section 12 by the scheduled date of COE, Buyer shall nevertheless have the right to extend the COE date as to each of the Properties for up to an additional fifteen (15) days upon delivery of written notice to extend the COE date to Escrow Agent prior to the original COE date corresponding to such Properties and by depositing an additional One Hundred Thousand and no/100 Dollars ($100,000.00) of earnest money with Escrow Agent. For purposes of this Agreement, any additional earnest money deposited with Escrow Agent pursuant to this Section 17 shall be added to and become a part of the Earnest Money Deposit. However, in the event the foregoing deposit is made in order to extend the COE date, then and in such event the entire Earnest Money Deposit and all interest earned thereon shall be non-refundable to Buyer except in the event of Seller’s default under the terms of this Agreement or as otherwise expressly provided in this Agreement.

18.          ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer may assign its rights under this Agreement in whole or in part with respect to certain Properties, to one or more affiliates of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Buyer under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money Deposit. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. No assignment shall release or otherwise relieve Buyer from any obligations hereunder.

19.        RISK OF LOSS. Seller shall bear all risk of loss, damage or taking of the Properties which may occur prior to COE. In the event of any loss, damage or taking with respect to any of the Properties prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, remove such Properties from this Agreement as set forth in Section 6(b) above (each, a “Removed Property”) and the Purchase Price shall be reduced by the amount corresponding to such Removed Property as set forth in Exhibit A attached hereto, and this Agreement shall continue in full force and effect with respect to all remaining Properties. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may remove such Removed Property from this Agreement as provided above. If Buyer waives any such loss or damage to any such Properties and closes escrow, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Additional Funds the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same. In the event of any loss, damage or taking with respect to all of the Properties prior to COE and Buyer elects to remove all Properties from this Agreement as provided above, then this Agreement shall automatically terminate, whereupon the Earnest Money Deposit plus interest shall be paid immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder.

20.	REMEDIES.

(a)         Seller’s Breach. If Seller breaches this Agreement, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement in its entirety whereupon the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or, (ii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative acts, Buyer shall be entitled to pursue all rights and remedies available at law or in equity. This limitation of damages does not apply to the indemnification under Section 16.

(b)         Buyer’s Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

(c)         Neither Seller nor Buyer shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within three (3) business days after receipt of such notice.

21.          ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising herein in accordance with Section 20, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court.

22.	NOTICES.

(a)        Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or tested telex, or telegram, or telecopies (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	RCI Realty, LLC
400 Interstate North Parkway, Suite 1210
Atlanta, Georgia 30339
Attn:	William H. Ferguson
Tel.:	(770) 984-0040
Fax:	(770) 984-8191

if to Buyer:	Series B, LLC
2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
Attn:	Legal Department
Tel.:	(602) 778-8700

Fax:	(602) 778-8780

with copies to:	Kutak Rock LLP
8601 N. Scottsdale Road, Suite 300
Scottsdale, AZ 85253
Attn:	Mitchell Padover, Esq.
Tel.:	(480) 429-4848
Fax:	(480) 429-5001

if to Escrow Agent:	Lawyers Title Insurance Corporation

1850 North Central Avenue, Suite 300

Phoenix, AZ 85004

Attn:	Mr. Allen Brown
Tel.:	(602) 287-3522
Fax:	(602) 263-0433

(b)   Effective Date of Notices. Notice shall be deemed to have been given on the date on which such notice is delivered, if notice is given by personal delivery, telex, telegrams or telecopies, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received on the date on which the notice is received, if notice is given by personal delivery, and on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

23.	CLOSING COSTS.

(a)    Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit D, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services, (iii) the transfer tax associated with the sale of the Properties, if any, (iv) the cost of a standard Owner’s Policy corresponding to each of the Properties, and (v) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) any additional costs for extended coverage title insurance policies or any endorsements requested by Buyer, (ii) one-half the fees and costs due Escrow Agent for its services, and (iii) the costs of the Surveys. Subject to Section 8(b), Buyer shall also pay the costs of those investigations, studies and/or tests which Buyer may have elected to obtain. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. There shall be no prorations or apportionments hereunder insofar as Tenant, pursuant to the Existing Leases and the Leases, shall be required to pay all items usually prorated in transactions of the type described herein, including all real property taxes applicable to any period prior to COE. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations materially inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(b) shall survive COE except that no adjustment shall be made later than eighteen (18) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

24.   ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.

25.   APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26.	Intentionally Omitted.

27.   ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28.   GOVERNING LAW/JURISDICTION/VENUE. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Arizona. In regard to any litigation which may arise in regard to this Agreement, the Parties shall and do hereby submit to the jurisdiction of and the Parties hereby agree that the proper venue shall be in the United States District Court for the District of Arizona in Phoenix and in the Superior Court of Arizona in Maricopa County, Arizona.

29.   CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30.   TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31.   INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32.   HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33.   FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

34.   INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35.   SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36.   ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37.   SEC S-X 3-14 Audit. Seller acknowledges that Buyer may elect to assign all of its right, title and interest in and to this Agreement to a company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Registered Company”), promoted by the Buyer or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Buyer’s assignee under this Agreement is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission required under SEC Rule 3-14 of Regulation S-X (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to provide Buyer and the Registered Company with financial information regarding the Property for the Audited Year requested by Buyer, the Registered Company, and/or Buyer’s or the Registered Company’s auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property (“SEC Filing Information”). Seller shall deliver the SEC Filing Information requested by Buyer, the Registered Company and/or Buyer’s or the Registered Company’s auditors prior to the expiration of the Study Period, and Seller agrees to cooperate with Buyer, the Registered Company and Buyer’s or the Registered Company’s auditors regarding any inquiries by Buyer, the Registered Company and Buyer’s or the Registered Company’s auditors following receipt of such information, including delivery by Seller of an executed representation letter prior to COE in form and substance requested by Buyer’s or the Registered Company’s auditors (“SEC Filings Letter”). A sample SEC Filings Letter is attached to the Purchase Agreement as Exhibit E; however, Buyer’s and/or the Registered Company’s auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Buyer shall reimburse Seller for Seller’s reasonable costs associated with providing the SEC Filing Information. The provisions of this Section 37 shall survive the COE for a period of one (1) year.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	RCI REALTY, LLC

By:___________________________

Its:___________________________

BUYER:	SERIES B, LLC

By:____________________________

Its:____________________________

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement together with the Earnest Money Deposit is accepted by the undersigned this _____ day of February, 2007, which for the purposes of this Agreement shall be deemed to be the date of Opening of Escrow. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

LAWYERS TITLE INSURANCE
CORPORATION

By: ____________________________

Title:___________________________

EXHIBIT A

THE PARCELS

Allocation for
Property Address	Title Insurance Purposes

2521 Airport Thruway, Columbus, GA 31904	$3,316,466.00
3229 Gentian Boulevard, Columbus, GA 31907	$3,933,165.00
11120 Abercorn Street, Savannah, GA 31419	$2,946,447.00
314 Russell Parkway, Warner Robins, GA 31099	$2,809,403.00
2574 Riverside Drive, Macon, GA 31204	$2,699,768.00
3652 Eisenhower Parkway, Macon, GA 31206	$2,603,837.00
5460 Augusta Road, Garden City, GA 31408	$2,973,856.00
2125 Windsor Spring Road, Augusta, GA 30906	$3,604,259.00
5250 South Wadsworth, Littleton, CO 80123	$2,288,636.00
14091 East Iliff Avenue, Aurora, CO 80014	$2,781,995.00
16485 East 40th Circle, Aurora, CO 80011	$2,562,724.00
495 Garden of the Gods, Colorado Springs, CO 80907	$1,877,504.00
711 Horizon Drive, Grand Junction, CO 81506	$3,522,032.00
213 East 29th Street, Loveland, CO 80538	$2,494,202.00
6428 South Highway 85/87, Fountain, CO 80817	$2,932,743.00
4246 Cerrillos Road, Santa Fe, NM 87505	$4,316,888.00
1560 West Maloney Avenue, Gallup, NM 87305	$3,289,058.00
516 East Llano Estacado Boulevard, Clovis, NM 88101	$2,740,881.00
1505 East Washington Avenue, Union Gap, WA 98903	$2,603,837.00
400 NW Burnside Road, Longview, WA 98632	$3,659,077.00
1604 Plaza Way, Walla Walla, WA 99362	$2,302,340.00
1525 Geary Street SE, Albany, OR 97321	$2,740,881.00

EXHIBIT A-1

LEGAL DESCRIPTIONS OF PARCELS

EXHIBIT B

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) dated as of _____________ (the “Effective Date”), is by and between _________________________, a _____________ (“Assignor”), and ________________________, a _____________ (“Assignee”).

WHEREAS, Assignor, as Seller, and Series B, LLC, as Buyer ("Original Buyer"), have entered into that certain Master Purchase Agreement and Escrow Instructions dated as of February ____, 2007 [as modified by amendment dated ________________,] ([collectively, ](the “Purchase Agreement”), providing for, among other things, the transfer and sale by Assignor to Original Buyer of Contracts and Permits (capitalized terms used herein and otherwise not defined shall have the meaning given in the Purchase Agreement); and

WHEREAS, Original Buyer assigned its right, title and interest in and to the Purchase Agreement to Assignee pursuant to that certain Assignment of Master Purchase Agreement and Escrow Instructions dated as of _______________, 2007; and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Permits and the Contracts including, without limitation, as more particularly listed in Exhibit A attached hereto (collectively, the “Assigned Contracts”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.     Assignment. Assignor does hereby convey and assign to Assignee, its successors and assigns, all of Assignor’s right, title and interest, if any, in and to the Assigned Contracts (and Assignor covenants to cooperate with Assignee to secure performance by any warrantor for any work under such Assigned Contracts) to the extent assignable; provided, however, that to the extent the assignment of any Assigned Contract shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same or any rights or liabilities thereunder if an attempted assignment thereof would cause a breach of the terms of the Assigned Contract, and the assignment of such Assigned Contract shall not be effective unless and until the consent of such other party shall have been obtained.

2.     Binding Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

3.     Interpretation. If there is any conflict as to the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall prevail.

4.     Governing Law. This Assignment Agreement shall be governed by and construed in accordance with the laws of Arizona applicable to contracts made and performed entirely therein.

5.     Headings. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

6.     Counterparts. The parties agree that this Agreement may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date set forth above.

ASSIGNOR:	______________________________

By:___________________________

Its:___________________________

ASSIGNEE:	______________________________

By: ___________________________

Its: ___________________________

EXHIBIT A

LIST OF CONTRACTS

EXHIBIT C

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Cole _________________________

2555 E. Camelback Road, Suite 400

Phoenix, AZ 85016

Attn: Legal Dept.

[to be conformed to state requirements]

SPECIAL WARRANTY DEED

For the consideration of Ten Dollars ($10.00), and other valuable considerations, ___________________________ (“Grantor”), hereby conveys to __________________________, a ________________ (“Grantee”), the following described real property situated in _______________ County, ____________, together with all rights and privileges appurtenant thereto:

See legal description set forth in Exhibit A attached and incorporated by this reference (the “Property”).

together with all improvements, buildings, structures and fixtures located thereon; all easements, if any, benefiting the Property; all rights, benefits, privileges and appurtenances pertaining to the Property, including any right, title and interest of Grantor in and to any property lying in or under the bed of any street, alley, road or right-of-way, open or proposed, abutting or adjacent to the Property; the strips, gaps or gores, if any, between the Property; and abutting properties; all water, water rights, oil, gas or other mineral interests in, on, under or above the Property; and all rights and interests to receive any condemnation awards from any condemnation proceeding pertaining to the Property, sewer rights, water courses, wells, ditches and flumes located on or appurtenant to the Property.

SUBJECT TO the liens of taxes and assessments not yet due and payable, easements and restrictions of public record, easements visible upon the Property.

Grantor warrants the title to the Property against all acts of the Grantor herein and no other.

Dated this	day of	, 200.

GRANTOR:

_______________________________

By:____________________________

Title:___________________________

STATE OF	)
) ss:
COUNTY OF	)

This instrument was acknowledged and executed before me this ______ day of ______________, 200__, by __________________________.

_____________________________
Notary Public

My Commission Expires: ________________

EXHIBIT A TO

SPECIAL WARRANTY DEED

Legal Description

EXHIBIT D

ESCROW INSTRUCTIONS

1.     Escrow Agent is authorized to take all appropriate action necessary to comply with this Agreement.

2.     All money payable shall be paid to Escrow Agent, unless otherwise specified. Disbursement of any funds may be made by check of Escrow Agent. Unless otherwise specified, all funds received by Escrow Agent shall be deposited by Escrow Agent in any State or National Bank (FDIC insured), or as otherwise directed in writing by Seller and Buyer. Escrow Agent shall be under no obligation to disburse any funds represented by check or draft and no check or draft shall be payment to Escrow Agent in compliance with any of the requirements hereof until it is advised by the bank in which it is deposited that such check or draft has been honored.

3.     Buyer and Seller shall deposit with Escrow Agent all documents necessary to complete the sale as established by the terms of this Agreement.

4.     When this Agreement and all title requirements have been complied with (including without limitation all conditions set forth in any closing instructions agreed to by Escrow Agent), Escrow Agent shall deliver, file or record in the appropriate public office all necessary documents, disburse all funds and instruct the title company to issue the appropriate title insurance policy(ies).

5.     Escrow Agent may resign upon ten (10) days written notice to the parties; provided that Escrow Agent shall transfer the Escrow together with all documents and funds to an escrow agent acceptable to both Seller and Buyer, or if Seller and Buyer cannot agree upon an acceptable escrow agent, then Escrow Agent shall have the right to resign and interplead all funds and documents to a court of competent jurisdiction.

6.     Escrow Agent may at its election, in the event of any conflicting demands made upon it concerning the Agreement, hold any money and documents deposited hereunder until it receives mutual instructions by all parties or until a civil action shall have been concluded in a court of competent jurisdiction, determining the rights of the parties. In the alternative, Escrow Agent may at anytime, at its discretion, commence a civil action to interplead any conflicting demands to a court of competent jurisdiction.

EXHIBIT E

FORM OF SEC S-X 3-14 LETTER

We are providing this letter in connection with your audit of the historical statement of certain revenues and certain expenses of [property name], located at [property address] (the “Property”) for the purpose of expressing an opinion as to whether the historical statement presents fairly, in all material respects, certain revenues and certain expenses for the year ended December 31, ______ of the Property on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. We confirm that we are responsible for the following:

a.

The fair presentation in the historical statement of certain revenues and certain expenses on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

b.	The design and implementation of programs and controls to prevent and detect fraud.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit.

i.

The financial statements referred to above are fairly presented on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

ii.	We have made available to you all financial records and related data.

iii.

We have no knowledge of any fraud or suspected fraud affecting the Property involving (1) management, (2) employees or (3) others where the fraud could have a material effect on the financial statements.

iv.	We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

v.

There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

vi.	Related-party transactions have been appropriately identified, properly recorded, and disclosed in the financial statements.

vii.	No events have occurred subsequent to December 31, _____ that require consideration as adjustments to or disclosures in the financial statements.

_______________________	_______________________
(CEO Signature and Title)	(CFO Signature and Title)